Exhibit 2.3

SECOND AMENDMENT TO BUSINESS COMBINATION AGREEMENT

AMENDMENT NO. 2
TO BUSINESS COMBINATION AGREEMENT

THIS AMENDMENT NO 2. TO BUSINESS COMBINATION AGREEMENT (this “Amendment”), is made as of July 14, 2022, by and among (a) PropTech Investment Corporation II, a Delaware corporation (“PTIC II”), (b) RW National Holdings, LLC, a Delaware limited liability company (the “Company”) and (c) Lake Street Landlords, LLC, a Delaware limited liability company (“Lake Street”), in its capacity as the representative of the application Company Unit Holders (in such capacity, the “Sellers’ Representative”). PTIC II, the Company and the Sellers’ Representative shall be referred to herein from time to time collectively as the “Parties”).

BACKGROUND

A.      PTIC II, the Company and the Sellers Representative entered into that certain Business Combination Agreement, dated as of May 17, 2022, as amended by that certain Amendment to Business Combination Agreement, dated May 27, 2022 (the “Business Combination Agreement”).

B.      In accordance with Section 9.3 of the Business Combination Agreement, the Parties desire to amend the Business Combination Agreement in accordance with this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

AGREEMENT

1.    Capitalized Terms. Capitalized terms, unless otherwise defined herein, shall have the meanings ascribed to them in the Business Combination Agreement.

2.    Amendment to “Company Sale Price”. The definition of “Company Sale Price” in Article I is hereby amended and restated as follows:

“Company Sale Price” means the price per share/unit for one (1) PTIC II Common Share in a Company Sale, inclusive of any escrows, holdbacks, deferred purchase price earnouts or the like and assuming the maximum of such amounts will be paid. If and to the extent the price is payable in whole or in part with consideration other than cash, the price for such non-cash consideration shall be determined as follows: (a) with respect to any securities (i) the average of the closing prices of the sales of the securities on all securities exchanges on which the securities may at the time be listed, or, if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such securities are not so listed, the average of the representative bid and asked prices quoted in the Nasdaq system as of 4:00 P.M., New York time, or, if on any day such securities are not quoted in the Nasdaq system, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau Incorporated, or any similar successor organization, in each such case averaged over a period of 21 days consisting of the day as of which such value is being determined and the 20 consecutive business days prior to such day or (ii) if at any time the securities are not listed on any securities exchange or quoted in the Nasdaq system or the over-the-counter market, the value of each such security shall be equal to the fair value thereof as of the date of valuation as determined by an independent, nationally recognized investment banking firm to be appointed with the mutual approval of the Company and the Sellers’ Representative on the basis of an orderly sale to a willing, unaffiliated buyer in an arm’s length transaction, taking into account all factors determinative of value as the investment banking firm determines relevant (and giving effect to any transfer Taxes payable in connection with such sale); and (b) with respect to any other non-cash assets, the fair value thereof as of the date of valuation as determined by an independent, nationally recognized investment banking firm to be appointed with the mutual approval of the Company and the Sellers’ Representative on the basis of an orderly sale to a willing, unaffiliated buyer in an arm’s-length transaction, taking into account all factors determinative of value as the investment banking firm determines relevant (and giving effect to any transfer Taxes payable in connection with such sale).

3.    Addition of Definition of the “PTIC II Common Share”. Article I is hereby amended to add the following definition:

“PTIC II Common Share” means each PTIC II Class A Share, Earn Out Share or PTIC II Class B Share (and, without double-counting, the corresponding NewCo LLC Class A and Class B Units) outstanding as of the date of consummation of any Company Sale, in each case, measured on a fully diluted basis (i.e., including all vested awards, Earn Out Shares or other equity interests, issued or to be issued immediately prior to the consummation of any Company Sale).

4.    Amendment to Section 2.6. The first sentence of Section 2.6 is hereby amended and restated as follows:

(c)             If following the Closing and prior to the expiry of the Earn Out Period, PTIC II consummates a Company Sale that results in the holders of a PTIC II Common Share receiving a Company Sale Price in respect of such PTIC II Common Share equal to or in excess of the applicable price per share/unit attributable to one or more Triggering Events (which shall be adjusted equally to reflect any individual splits or other non-economic reclassification of shares of PTIC II’s capital stock), then immediately prior to the consummation of such Company Sale, PTIC II shall issue or cause to be issued to each NewCo LLC Class B Unitholder entitled thereto (in accordance with the Allocation Schedule) the applicable number of Earn Out Shares (to the extent not previously issued pursuant to the terms of Section 2.6(a)). For avoidance of doubt:

(i)          if the Company Sale Price for acquisition of the PTIC II Common Shares is greater than or equal to $12.50 per PTIC II Common Share (which shall be adjusted equitably to reflect any dividend, split, or other noneconomic reclassification of shares of PTIC II’s capital stock), PTIC II shall issue, or cause to be issued, the $12.50 Earn Out Shares (provided such shares have not previously been issued) to each NewCo LLC Class B Unitholder who, as of the Closing Date, is entitled thereto, in each case, in accordance with the Allocation Schedule;

(ii)         if the Company Sale Price for acquisition of the PTIC II Common Shares is greater than or equal to $15.00 per PTIC II Common Share (which shall be adjusted equitably to reflect any dividend, split, or other noneconomic reclassification of shares of PTIC II’s capital stock), PTIC II shall issue, or cause to be issued, the $12.50 Earn Out Shares and the $15.00 Earn Out Shares (provided such shares have not previously been issued) to each NewCo LLC Class B Unitholder who, as of the Closing Date, is entitled thereto, in each case, in accordance with the Allocation Schedule; and

(iii)        if the Company Sale Price for acquisition of the PTIC II Common Shares is greater than or equal to $17.50 per PTIC II Common Share (which shall be adjusted equitably to reflect any dividend, split, or other noneconomic reclassification of shares of PTIC II’s capital stock), PTIC II shall issue, or cause to be issued, the $12.50 Earn Out Shares, the $15.00 Earn Out Shares and the $17.50 Earn Out Shares (provided such shares have not previously been issued) to each NewCo LLC Class B Unitholder who, as of the Closing Date, is entitled thereto, in each case, in accordance with the Allocation Schedule;

provided that if the Company Sale Price for acquisition of the PTIC II Common Shares is less than $12.50 per PTIC II Common Share (which shall be adjusted equally to reflect any individual splits or other non-economic reclassification of shares of PTIC II’s capital stock), then no Earn Out Shares shall be issued pursuant to this Section 2.6(c).

5.    Amendment to NewCo LLC Agreement. The Business Combination Agreement is hereby amended to include the form of NewCo LLC Agreement in the form attached hereto as Exhibit A.

6.    PCAOB Financials. The parties agree that the date for delivery of the Closing Company Audited Financial Statements is hereby extended to July 20, 2022.

7.    PTIC II Expenses. The parties agree that the following amounts shall be deemed PTIC II Expenses. which shall be due and payable to Sponsor in immediately available funds at the Closing: (i) an amount equal to $67,500, which amount is a reimbursement to be made to Sponsor with respect to amounts paid by PTIC II in respect of the Company’s portion of the filing fees required under the HSR Act; and (ii) the amount of $250,000, with respect to certain of operational expenses previously paid by Sponsor.

8.    Effect of Amendment. Upon the execution and delivery of this Amendment, the Business Combination Agreement shall thereupon be deemed to be amended as set forth in this Amendment with the same effect as if the amendments made hereby were originally set forth in the Business Combination Agreement, and this Amendment and the Business Combination Agreement shall be read, taken and construed as one and the same instrument.

9.    General. Except as expressly provided in this Amendment, all of the terms and provisions of the Business Combination Agreement are and will remain in full force and effect. The amendments contained herein will not be construed as an amendment to or waiver of any other provision of the Business Combination Agreement or as a waiver of or consent to any further or future action on the part of the Parties hereto that would require the waiver or consent of the Parties hereto. ARTICLE 9 OF THE BUSINESS COMBINATION AGREEMENT SHALL APPLY TO THIS AMENDMENT AS THOUGH FULLY SET FORTH HEREIN.

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IN WITNESS WHEREOF, each of the Parties has caused this Amendment No. 2 to Business Combination Agreement to be duly executed on its behalf as of the day and year first above written.

PROPTECH INVESTMENT CORPORATION II
By:	/s/ Thomas D. Hennessy
Name:	Thomas D. Hennessy
Title:	Chairman, Co-Chief Executive Officer and President
By:	/s/ Joseph Beck
Name:	Joseph Beck
Title:	Co-Chief Executive Officer and Chief Financial Officer

[Amendment No. 2 to Business Combination Agreement]

IN WITNESS WHEREOF, each of the Parties has caused this Amendment No. 2 to Business Combination Agreement to be duly executed on its behalf as of the day and year first above written.

RW NATIONAL HOLDINGS, LLC
By:	/s/ Christopher Laurence
Name:	Christopher Laurence
Title:	Chief Executive Officer

[Amendment No. 2 to Business Combination Agreement]

IN WITNESS WHEREOF, each of the Parties has caused this Amendment No. 2 to Business Combination Agreement to be duly executed on its behalf as of the day and year first above written.

SELLERS’ REPRESENTATIVE
By:	/s/ Scott Honour
Name:	Scott Honour
Title:	Chairman

[Amendment No. 2 to Business Combination Agreement]

Exhibit A

Form of NewCo LLC Agreement